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                                                                      EXHIBIT 23

                          CONSENT OF COOPERS & LYBRAND

     We consent to the incorporation by reference in (a) Ford Motor Credit Company's Registration Statement on Form S-8 (No. 33-30875) relating to the Ford Money Market Account Program and (b) Ford Motor Credit Company's Registration Statements on Form S-3 (No. 33-24928, No. 33-55237, No. 33-64263, No. 33-64237
and No. 33-62973) of our report dated January 26, 1996 on our audits of the consolidated financial statements of Ford Motor Credit Company and subsidiaries at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in the Ford Motor Credit Company Annual Report on Form 10-K.

COOPERS & LYBRAND L.L.P.

Detroit, Michigan
March 21, 1996